UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
ARTHROCARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-3180312
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
7500 Rialto Blvd., Building Two, Suite 100, Austin, TX	78735
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered Common Stock, $0.001 Par Value	Name of each exchange on which each class is to be registered The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of Class)

This registration statement is filed with the Securities and Exchange Commission in connection with the application of ArthroCare Corporation (the “Company”) to list its Common Stock on The NASDAQ Stock Market LLC.

Item 1.  Description of Registrant’s Securities to be Registered

The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $0.001 par value per share.

The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. All outstanding shares of Common Stock are fully paid and nonassessable. The Company’s Series A 3.00% Convertible Preferred Stock has certain terms and preferences, including preferential liquidation rights over the holders of Common Stock, pursuant to the Certificate of Designations of Series A 3.00% Convertible Preferred Stock, substantially in the form set forth in Exhibit 4.2 hereto and incorporated herein by reference.

Item 2.  Exhibits

Exhibit
Number	Description of Exhibit

3.1	Restated Certificate of Incorporation of the Company. (Incorporated herein by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the period ended December 30, 2000).

3.2	Amended and Restated Bylaws of the Company. (Incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 17, 2009).

4.1	Specimen Common Stock Certificate. (Incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed on December 11, 1996).

4.2
Form of Certificate of Designations of Series A 3.00% Convertible Preferred Stock. (Incorporated herein by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on August 17, 2009).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ARTHROCARE CORPORATION

Date: January 19, 2010	By:	/s/ David Fitzgerald
David Fitzgerald
President and Chief Executive Officer